Atlanta, Georgia

February 01, 2007

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Announces Results for Third Quarter Ended December 30, 2006

Cagle’s Inc. reported a loss of $3.16 million or $.67 per diluted share for the third quarter of fiscal year 2007 compared with a loss of $.5 million or $.11 per diluted share for the third quarter of fiscal 2006.  For the first nine months of fiscal 2007 net income was $1.58 million or $.34 per diluted share as compared with a net income of $2.56 million or $.54 per diluted share for the same period of fiscal 2006.

Revenues for the third quarter were $56.4 million, down 5.3% from the third quarter of last year mainly as a result of 8.6% fewer pounds produced. The Company’s third quarter poultry revenues, on a per pound basis, increased 3.9% while the equivalent quoted poultry markets declined .5% relative to the third quarter of fiscal 2006. For the first nine months of fiscal 2007 our poultry revenues per pound were unchanged despite an average decline quoted markets declined an average of 9.6%.

Cost of sales for the third quarter was $57.4 million down 1% from the same period last year.  Our third quarter cost of sales per pound increased 8.5% as compared to the same period last year largely influenced by escalating feed ingredient cost which increased 13.63%. The cost of feed ingredients continues to surge upward with the demand from ethanol producers already leading to a near doubling of the price of corn. President Bush has called for an increase in the production of renewable and alternative fuels from 7.5 billion gallons to 35 billion gallons by 2017, and with corn being the most common feedstock for renewable fuels, the cost of producing all forms of animal protein will increase.

We expect our fourth quarter to be challenging but poultry markets are improving as they react to industry wide cutbacks in production and the aforementioned feed ingredient cost increases. We expect margins to rebound as protein markets adjust.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's, Inc. & Subsidiary
Consolidated Statements of Income
(In Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Net Sales	$56,374	$59,495	$172,669	$182,386
Costs and Expenses:
Cost of Sales	57,454	57,942	173,560	170,542
Selling & Delivery and General & Administrative	2,031	1,870	6,537	5,324
General and Administrative	1,564	1,474	3,985	4,771
Other General Expenses	(2)	(335)	(65)	(929)
Total Costs and Expenses	61,047	60,951	184,017	179,708

Operating Income (Loss)	(4,673)	(1,456)	(11,348)	2,678

Other Income(Expense):
Interest Expense	(408)	(561)	(1,675)	(1,784)
Gain On Sale Of Unconsolidated Affiliate	0	-	18,323	-
Other Income, Net	148	167	311	193
Total Other Income (Expense),net	(260)	(394)	16,959	(1,591)

Equity In Earnings Of Unconsolidated Affiliates	0	1,015	1,317	2,916
Income Before Income Taxes	(4,933)	(835)	6,928	4,003

Income Taxes Provision	(1,776)	(301)	5,348	1,441
Net Income	$(3,157)	$(534)	$1,580	$2,562
Net Income Per Common Share	$(0.67)	$(0.11)	$0.34	$0.54

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

ASSETS	December 30, 2006	April 1, 2006

Current Assets	$42,582	$33,519

Investments in Affiliates	-	8,740

Other Assets	2,945	9,493

Property, Plant, and Equipment (net)	38,796	43,452

TOTAL ASSETS	$84,323	$95,204

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,057	$3,645
Trade Accounts Payable	12,585	14,516
Other Current Liabilities	5,074	5,942
Total Current Liabilities	19,716	24,103

Long-Term Debt	17,007	25,869

Other Non-current Liabilities	1,071	-

Total Stockholders Equity	46,529	45,232

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$84,323	$95,204